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                                                                                                        EXHIBIT 12.1

                                                  Orchid BioSciences, Inc.
                                     Schedule of Ratio of Earnings to Fixed Charges
                                                       (in thousands)

                                              2000           1999           1998            1997            1996
                                              ----           ----           ----            ----            ----
    Net Loss                                $(47,867)       $(28,220)     $(11,479)        $(9,928)        $(1,124)

    Add:  Fixed Charges                          976           6,467           158              28              28

                                          -------------- ------------- --------------- ---------------- -------------
    Earnings as Adjusted                    $(46,891)       $(21,753)     $(11,321)        $(9,900)        $(1,096)
                                          ============== ============= =============== ================ =============

    Fixed Charges:
    Interest (Gross)                        $    478        $  6,158      $     66         $     -         $     -

    Portion of rent representative               479             309            92              28              28
    of the interest factor

    Amoritzation of debt issuance costs           19               -             -               -               -

                                          -------------- ------------- --------------- ---------------- -------------
    Total Fixed Charges                          976           6,467           158              28              28
                                          -------------- ------------- --------------- ---------------- -------------

    Deficiency of earnings to cover
    fixed charges                           $ 47,867        $ 28,220      $ 11,479         $ 9,928         $ 1,124
                                          ============== ============= =============== ================ =============


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